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                                 EXHIBIT (11)(a)

                        Consent of KPMG Peat Marwick LLP



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                                Auditors' Consent

    The Board of Trustees of
      the American Performance Funds:

    We consent to the use of our report included herein dated October 18, 1996 for the American Performance Funds -- Cash Management Fund, U.S. Treasury Fund, Bond Fund, Intermediate Bond Fund, Equity Fund, Aggressive Growth Fund, Intermediate Tax-Free Bond Fund, Short-Term Income Fund, and Balanced Fund -- as of August 31, 1996 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.

                                                    /s/ KPMG Peat Marwick LLP

                                                    KPMG Peat Marwick LLP

    Columbus, Ohio
    December 12, 1996